Exhibit 21.1

SALISBURY BANCORP, INC.

SUBSIDIARIES OF REGISTRANT

Salisbury Bank, a Connecticut state chartered commercial bank.

Subsidiaries of Salisbury Bank:

SBT Mortgage Service Corporation, a Connecticut Corporation.

SBT Realty, Incorporated, a New York Corporation.